SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 19, 2012
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On September 19, 2012 Hotel Outsource Management International, Inc. (“HOMI”) recycled two existing loan agreements with related parties.

On January 8, 2012 and December 15, 2011, HOMI entered into loan agreements with Bahry Business & Finance (1994) Ltd., a company controlled by Avraham Bahry, chairman of HOMI’s board of directors (“Lender”), for NIS 850,000 and NIS 1,125,000 respectively.  HOMI has paid interest on these loans, but not any principal.

On September 1, 2012, the Lender agreed to HOMI’s request to recycle these two loan agreements as follows:

Of the NIS 850,000 January 8, 2012 loan, NIS 809,229 ($200,901) was recycled into a loan agreement with HOMI Industries Ltd, a wholly owned subsidiary of HOMI, pursuant to which Lender shall receive a portion of the revenue from a minibar system operated by a HOMI subsidiary in the Hilton Olympia Hotel in London (the “Hilton Agreement”).

NIS 40,771 ($10,122) was recycled into a loan agreement between Lender and HOMI Industries Ltd, pursuant to which Lender shall receive a portion of the revenues generated by a minibar system operated by a HOMI subsidiary in the Leonardo Rehovot Hotel (the “Leonardo Agreement”).

Of the NIS 1,125,000 December 12, 2011 loan, NIS 178,836 ($44,398) was recycled under the Leonardo Agreement;

NIS 631,643 ($156,813) was recycled into a loan agreement between Lender and HOMI Industries Ltd, pursuant to which Lender shall receive a portion of the revenues generated by a minibar system operated by a HOMI subsidiary in the Sheraton Salobre Grand Canary Islands Hotel (the “Sheraton Agreement”).

NIS 314,421 ($78,059) therefore remains outstanding and payable under the December 15, 2011 loan and in accordance with its terms.

The exchange rate for all of the above-mentioned loans is $1 = NIS 4.028

By “recycling” these loans, the January 28, 2012 and December 15, 2011 loans are deemed concurrently repaid (except for NIS 314,421 under the December 15, 2011 loan, as stated above), and re-loaned as per these new loan agreements.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Recycled Loan Agreement by and between HOMI Industries, Ltd. & Bahry Business and Finance (1994) Ltd. dated September 19, 2012 (The “Hilton Agreement.”)

10.2	Recycled Loan Agreement by and between HOMI Industries, Ltd. and Bahry Business and Finance dated September 19, 2012 (The “Leonardo Agreement.”)

10.3	Recycled Loan Agreement by and between HOMI Industries, Ltd. and Bahry Business and Finance dated September 19, 2012 (The “Sheraton Agreement.”)

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

September 19, 2012		Hotel Outsource Management International, Inc.

/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer